Exhibit 10.6

POST CLOSING AND INDEMNITY AGREEMENT

This Post Closing and Indemnity Agreement (“Agreement”) is dated as of this 18th day of August, 2011 by and among INLAND DIVERSIFIED EVANS MULLINS, L.L.C., a Delaware limited liability company and INLAND DIVERSIFIED EVANS MULLINS OUTLOTS, L.L.C., a Delaware limited liability company (collectively, “Purchaser”) and MULLINS CROSSING, LLC, a Georgia limited liability company and MULLINS CROSSING OUT PARCELS, LLC, a Georgia limited liability company (collectively, “Seller”) in connection with the acquisition of Mullins Crossing shopping center, located in Evans, Georgia (the “Property”) as legally described in that certain Purchase and Sale Agreement dated December 23, 2010, as amended (the “Contract”) by and between Seller and Inland Real Estate Acquisitions, Inc. (“IREA”).

WHEREAS, IREA assigned its interest in the Contract to Purchaser by assignment dated as  of the date of this Agreement.

WHEREAS, Purchaser and/or IREA has made various inquiries regarding the Property during its due diligence in connection with its acquisition of the Property;

WHEREAS, in connection with such inquiries, in order to confirm the status of various issues that Purchaser deems relevant to its acquisition, Purchaser has requested certain documents and confirmations from Seller and/or third parties, but Seller has been unable to either supply a document confirming such matters, or has asserted that a certain state of facts exist which may be inconsistent with what is stated in the documents reviewed by Purchaser, or has been unable to complete a matter due to time constraints;

WHEREAS, as a condition precedent to Purchaser proceeding to the Closing (as defined in the Contract), Purchaser has required and Seller has agreed to certain undertakings and to obtain documents regarding or confirming certain issues, and/or certifications as to the state of facts regarding such issues, and further, Purchaser has required and Seller has agreed that Seller shall indemnify, defend and hold harmless Purchaser from and against any loss, cost or expense incurred by Purchaser, including costs and reasonable attorneys fees incurred as a result of the Indemnified Matters (as hereinafter defined).

NOW, THEREFORE, for good and valuable consideration including the mutual promises contained herein, the parties hereto agree as follows:

The matters hereinafter described in Paragraphs 1 through 8 are collectively defined as the “Indemnified Matters.”

1.

ROOF WARRANTY TRANSFER

1.1

Seller, at Seller’s sole cost and expense, agrees to (i) execute all documents and pay all transfer fees and perform all work, if any, necessary to transfer all roof warranties for the Property in the name of “Inland Diversified Evans Mullins, L.L.C.,” and “Inland Diversified Evans Mullins Outlots, L.L.C.,” (as applicable) and (ii) cause the roof warranties to be delivered to 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Sharon Anderson-Cox. All work, if any, shall be completed and sums paid and assignment of the roof warranty to Inland Diversified Evans Mullins, L.L.C. and Inland Diversified Evans Mullins Outlots, L.L.C., (as applicable)  shall be completed not later than seventy-five (75) days from the date of this Agreement.

2.

EARNOUT PERIOD

2.1

Pursuant to the terms of the Contract, Seller shall have thirty-six (36) months following the Closing (the “Earnout Period”) to earn the Unfunded Purchase Price (as defined by the Contract) following the Closing. During the Earnout Period, Seller and its authorized agents will be given access to the Property in order to complete all construction, leasing, maintenance, alterations, and installations related to any earnouts (the “Earnout Activities”).

2.2

Indemnification.  Seller covenants and agrees to indemnify and hold Purchaser harmless from any and all losses, costs and damages to persons or property, including actual and reasonable attorneys’ fees and court costs, incurred as a result of Seller’s Earnout Activities. Seller’s  indemnification obligations under this section shall expressly include, but not be limited to, its obligation to indemnify Purchaser for any damages to the Property, any improvements located thereon, or any other damage that may be caused to persons or property as a result of Seller’s (or Seller’s contractors, agents, or employees) Earnout Activities.

2.3

Repair and Restoration.  Seller shall, at its sole cost and expense, promptly repair and restore any portion of the Property that shall be disturbed, damaged, or destroyed due to or on account of Seller’s Earnout Activities, to substantially the same condition as existed immediately prior to the commencement of Seller’s Earnout Activities.

2.4

Insurance.  In connection with Seller’s Earnout Activities, Seller shall, at its sole cost and expense, provide to Purchaser at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Sharon Anderson-Cox within ten (10) days from the date of this Agreement, an insurance certificate from Seller’s insurance provider naming “Inland Diversified Evans Mullins, L.L.C. and Inland Diversified Evans Mullins Outlots, L.L.C.,” and “Inland Diversified Real Estate Services, L.L.C.” as additional insureds.

3.

CLOSE-OUT/OPERATING MANUALS

3.1      Within thirty (30) days from the date of this Agreement, Seller, at its sole cost and expense, shall have the close-out/operating manual(s) for the Property forwarded to Purchaser at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Sharon Anderson-Cox.

3.2

Within thirty (30) days from the date of completion of any Earnout closing, Seller, at its sole cost and expense, shall have the close-out/operating manual(s) for any earnout space(s) forwarded to Purchaser at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Sharon Anderson-Cox.

4.

LEASES AND COMMON AREA MAINTENANCE, REAL ESTATE TAX AND INSURANCE RECONCILIATIONS (“CAM RECS”)

4.1      Within sixty (60) days from the date of this Agreement, Seller, at its sole cost and expense, shall have all original leases (including lease amendments) along with originals of all invoices, contracts and bills relating to CAM RECS for the prior three (3) years from the date of this Agreement for all completed buildings and all tenancies forwarded to Purchaser at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Sharon Anderson-Cox.

5.

INTENTIONALLY DELETED

6.

IMMEDIATE REPAIRS

6.1

At Closing, Seller deposited the sum of Seventy-Eight Five Hundred and No/100 Dollars ($78,500.00) into an escrow with Escrow Agent (as defined in the Contract) (the “Immediate Needs Repair Escrow”) as security for any immediate needs repairs that are required at the Property.  Within sixty (60) days from the date of this Agreement, Seller, at Seller’s sole cost and expense, shall repair the immediate repair issues identified on Exhibit “A” attached hereto and incorporated herein (the “Immediate Repairs”).  Upon completion of any Immediate Repairs by Seller to Purchaser’s commercially reasonable satisfaction, the funds deposited in the Immediate Needs Repair Escrow relating to the completed repair shall be immediately released by Escrow Agent to Seller.

7.

GREAT CLIPS/RUE 21 RELOCATION

7.1.

Rue 21 has advised Seller that it wishes to expand its premises.  As a result of the Rue 21 proposed expansion, the existing Great Clips tenant will need to be relocated to a different location (i.e., a portion of the earnout space) at the Property.  Purchaser hereby approves the proposed Rue 21 expansion and relocation of the Great Clips and agrees that Great Clips (subject to Seller’s satisfaction of the customary earnout requirements) will qualify as an earnout tenant post-Closing. However, Seller shall, at Seller’s sole cost and expense, pay for all tenant improvements for the Rue 21 expansion along with all relocation costs of the Great Clips tenancy.  If the Rue 21 expansion is completed and the Seller earns that portion of the Purchase Price attributable to the relocated Great Clips tenancy, Seller shall be paid a portion of the earnout Purchase Price which reflects the rent paid by Rue 21 for the expansion space.  If for whatever reason Rue 21 does not expand, the terms of this Section 7 shall be null and void.

8.

3.14 AUDITS

8.1

Seller agrees to cooperate, at Seller’s sole cost and expense, with Purchaser’s auditor,

KPMG, after Closing to complete the 3.14 audit.

9.

SURVIVAL

9.1

The terms and provisions of this Agreement shall expressly survive the Closing.

10.

REMEDIES.

10.1.

The remedies and indemnities set forth herein are in addition to all rights of Purchaser as set forth in the Contract.

11.

FURTHER ASSURANCES.

11.1.

Seller and Purchaser agree to cooperate with each other following the Closing to confirm any matter and execute any document reasonably required by the other party in furthering of the Closing and consistent with the requirements of this Agreement.

12.

DEFINED TERMS.

12.1.

All capitalized terms which are not expressly defined herein shall have the meanings set forth in the Contract.

13.

INDEMNIFICATION.

13.1.

 In order to induce Purchaser to close upon the acquisition of the Property, notwithstanding the matters described by this Agreement, Seller has agreed to indemnify, defend and hold the Indemnified Parties harmless from any Loss incurred as a result of the Indemnified Matters.  Seller hereby agrees to indemnify, defend and hold harmless the Indemnified Parties from and against any Loss as a result of Seller’s failure to obtain the required documents or complete its obligations under this Agreement or any Loss that results from an act or acts undertaken to cause the issues described herein to be corrected, except in each case to the extent such Loss arises from the negligence or willful misconduct of Purchaser.  Seller shall further indemnify and hold Purchaser harmless from and against any and all cost, expense, liability or damage arising out of: (i) any injury to any person or the Property attributable to Seller's exercise of any of its rights hereunder; and (ii) any liens filed against the Property or claims or demands made against Purchaser or the Property for work performed by or on the behalf of Seller pursuant to this Agreement, except in each case to the extent such Loss arises from the negligence or willful misconduct of Purchaser.

14.

MISCELLANEOUS.

14.1.

This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties have executed this Post Closing and Indemnity Agreement effective the first date written above.

SELLER:

MULLINS CROSSING, LLC,

a Georgia limited liability company

By: MULLINS GP, LLC, its Manager

By: /s/ John Collett

Title: Manager

 Name: John Collett

MULLINS CROSSING OUT PARCELS, LLC, a Georgia

 limited liability company

By:  Mullins GP Out Parcels, LLC, its Manager

By: /s/ John Collett

Title: Manager

Name: John Collett

PURCHASER:

INLAND DIVERSIFIED EVANS MULLINS, L.L.C., a Delaware limited liability company

 By: Inland Diversified Real Estate Trust, Inc., a Maryland corporation,

 its sole member

 By:

/s/ Sharon Anderson-Cox

 Name:

Sharon Anderson-Cox

 Its:

Authorized Representative

INLAND DIVERSIFIED EVANS MULLINS OUTLOTS, L.L.C., a Delaware limited liability company

 By: Inland Diversified Real Estate Trust, Inc., a Maryland corporation,

 its sole member

By:

/s/ Sharon Anderson-Cox

Name:

Sharon Anderson-Cox

Its:

Authorized Representative

EXHIBIT “A”

IMMEDIATE REPAIR NEEDS

[See attached]